Exhibit 99.1

China XD Plastics Announces Third Quarter 2010 Results

•	Revenue grew 80.5% to $65.3 million
•	Adjusted net income* increased 84.1% to $12.4 million

HARBIN, China, November 11, 2010 - China XD Plastics Company Limited ("China XD Plastics" or the "Company"), (NasdaqGM: CXDC), a leading Chinese developer, manufacturer, and distributor of modified plastics primarily for use in automotive applications in China, today announced financial results for the third quarter ended September 30, 2010.

Third Quarter 2010 Highlights

•	Revenue was a record $65.3 million, an increase of 80.5% from the third quarter of 2009

•	Gross profit was $16.3 million, an increase of 93.3% from the third quarter of 2009

•	Gross profit margin was 24.9%, compared to 23.3% in the third quarter of 2009

•	Net income attributable to common shareholders was $12.3 million, an increase of 209.9% from the third quarter of 2009. Earnings per common share were $0.28 on a fully diluted basis

•	Adjusted net income was $12.4 million or $0.28 per fully diluted share

•	Total volume shipped was 31,064 metric tons, up 73% from 17,914 metric tons in the third quarter of 2009

Mr. Jie Han, Chairman and Chief Executive Officer of China XD Plastics, commented; “We are pleased to report another quarter of record revenue and increasing profitability.  Our strong results for the quarter were underpinned by the continuing growth in vehicle demand in China and the successful execution of our long-term strategy.  Steady growth in customer demand for our products resulted in an increase in total volume shipped in the quarter to 31,064 metric tons, up from 29,000 metric tons in the preceding quarter.  We believe the strong growth trends in our end markets will continue, and as a result, we are working diligently to increase our production capacity and to grow sales of higher value-added and higher margin products.  For example, we recently signed a delivery agreement with Hafei Dongyang, a leading automotive parts supplier in Northeast China, for 2,000 metric tons per year of environmentally friendly and high value-added modified plastics designed for use in electric vehicles.  The electric vehicle industry in China is growing at a rapid pace, and we believe our leading market position and technology platform positions us well to take a leading role in this strategically important, high-growth segment.”

* Adjusted EBITDA is a financial measure that is not defined by US GAAP. Adjusted EBITDA was derived by calculating earnings before interest, taxes, depreciation, stock-based compensation and amortization. The Company’s management believes that the presentation of Adjusted EBITDA provides useful information regarding China XD Plastics’ results of operations because it assists in analyzing and benchmarking the performance and value of China XD Plastics’ business. The Company’s calculation of Adjusted EBITDA may not be consistent with similarly titled measures of other companies.  The table below provides a reconciliation of EBITDA to net income, the most comparable GAAP measure.

“Our results for the quarter further bolstered our healthy financial position, and we enter the fourth quarter with a strengthened balance sheet as a result of our recent stock offering.  We believe the funds raised in the offering are not only necessary to support our continued growth as we work to meet the rising customer demand for our products, but they also provide us with greater financial and strategic flexibility.  Looking ahead, we will seek to capitalize on the growth opportunities in our end markets through continued investment in our business, while focusing on increasing shareholder value.”

Third Quarter 2010 Results

Revenue for the third quarter of 2010 increased 80.5% to $65.3 million, compared to $36.2 million in the same period of 2009. The increase in revenue is primarily attributable to increased sales volume, driven by the strong demand for the Company’s automotive modified plastic products as a result of continued growth in automotive production and consumption in China.

Gross profit for the third quarter of 2010 was $16.3 million, up 93.3% from $8.4 million in the third quarter of 2009. Gross margin was 24.9% compared to 23.3% in the same period a year ago and 23.9% in the second quarter of 2010. The year-over-year increase in gross margin was due to the continuing shift in the Company’s product mix to higher value products as a result of the Company’s successful research, development and marketing efforts.

Selling expenses for the third quarter of 2010 were $103,288. As a percentage of revenue, selling expenses were 0.2% of sales for the third quarter of 2010 compared to 0.3% for the third quarter of 2009. General and administrative (G&A) expenses were $1.7 million, as compared to $3.6 million for the same period of last year. The decrease in G&A expenses was mainly attributed to reduced expenses in connection with share-based compensation during the third quarter of 2010. Research and development (“R&D”) expenses were $1.8 million, or 2.8% of total revenue, compared to $370,279, or 1.0% of total revenue, in the same period last year.  The increase in R&D expenses was associated with the Company’s on-going R&D efforts to launch new products and obtain new product certifications.

Operating income for the third quarter of 2010 was $12.6 million, compared to an operating income of $4.3 million in the same period a year ago.

Other expense in the third quarter of 2010 was $220,161, including $310,514 of interest expense and a non-cash expense of $88,064 to account for the change in fair value of warrants and derivative liabilities in connection with the preferred stock issued in the private placement financing which closed in December 2009. Other expense in the third quarter of 2009 was $341,109.

EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) for the third quarter of 2010 was $13.6 million, a significant increase from $7.6 million in the third quarter of 2009. For a detailed reconciliation of adjusted EBITDA, a Non-GAAP measure, to its nearest GAAP equivalent, please see the financial tables at the end of this release.

Net income for the third quarter of 2010 was $12.3 million, compared to net income of $4.0 million for the same period a year ago.

In connection with the private placement of series C preferred stock in the first quarter of 2010, the Company recorded a dividend of $60 for the series C preferred stock.

Net income attributable to common shareholders for the third quarter of 2010 was $12.3 million. Income per share attributable to common shareholders was $0.28 and $0.28 per basic and fully diluted share, respectively.

Adjusted net income, excluding non-cash charges associated with stock based compensation, change in fair value of derivative liability and preferred dividend was $12.4 million, or $0.28 per basic and fully diluted share. For a detailed reconciliation of adjusted net income, a non-GAAP measure, to net income, please see the financial tables at the end of this release.

Financial Condition

As of September 30, 2010, China XD Plastics had $15.5 million in cash and cash equivalents, $58.5 million in working capital and a current ratio of 3.0. Shareholder’s equity as of September 30, 2010 was $87.3 million compared to $21.5 million at the end of 2009.

Recent Events

On September 30, 2010, the Company announced that it had signed a delivery agreement for 2,000 tons per year of environmentally friendly and high value-added modified plastics designed for use in electric vehicles (the “Product”) with Hafei Dongyang, a leading automotive parts supplier in Northeast China. The first batch of the Product will be formally delivered in January 2011, and will be used in the production of electric vehicle models and certain brands of electric vehicles manufactured in Taiwan.  We believe the agreement reflects the Company’s increasing penetration of the rapidly growing electric vehicle market in China, in-line with its strategy of increasing production of high value-added products to drive sales growth and margin expansion.

On October 5, 2010, China XD Plastics announced that it had engaged Deloitte Touche Tohmatsu (“Deloitte”) to assist it in complying with the requirements of Section 404 of the Sarbanes-Oxley Act by examining the design of the Company’s internal control over financial reporting. In addition, Deloitte will assist the Company in preparing its internal accounting manual.

On October 7, 2010, the Company announced the appointment of Mr. Robert Brisotti to its Board of Directors. Mr. Brisotti replaces Mr. Cosimo Patti as a member of the Board of Directors and Chairman of the compensation committee. Mr. Brisotti brings to China XD Plastics 14 years of experience in the plastics industry as business manager and chemist and 20 years of experience in the securities industry as an investment banker and securities analyst. Mr. Brisotti’s previous work experience includes tenures at Rohm and Haas, now a wholly owned subsidiary of The Dow Chemical Company, and at the Olin Corporation.  Mr. Brisotti’s in-depth experience in the chemicals and plastics industries coupled with his extensive senior management and capital markets background make him a key asset to the China XD Plastics Board.

On October 8, 2010, China XD Plastics announced the successful closing of its sale to institutional investors of approximately $20 million of common stock, at a price of $6.00 per share, in a registered direct offering. The Company issued a total of 3,333,334 shares to the institutional investors, together with warrants to purchase a total of 1,666,667 shares of common stock.  The additional capital will be used for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, R&D expenditures, purchase of production lines and acquisitions of new technologies or businesses, which will support the Company’s continued growth.

On October 11, 2010, the Company announced that it plans to increase its annual production capacity of modified plastics from 100,000 metric tons in 2010 to approximately 135,000 metric tons in 2011. To achieve this increase, China XD Plastics will purchase up to nine new production lines. The Company expects the installation and testing of the new production equipment to be completed by the end of 2010 and to be fully operational in January 2011. The Company will retrofit its factory located on Qinling Road in Harbin to house the new production lines.  The capacity expansion, which will cost approximately $20 million, will allow the Company to meet the increasing demand for its products, enhance its production capacity for high value-added products, further optimize its product mix, and increase the overall gross margin of its products.

Business Outlook and Guidance

In light of continued favorable trends in the Chinese automotive industries, a healthy macroeconomic environment and the continued execution of its growth strategy, the Company reiterates its guidance for 2010.  The Company expects its 2010 revenue to be in the range of $210 million and $230 million and it expects its 2010 non-GAAP adjusted net income to be in the range of $35 million and $37 million, excluding any non-cash charges related to stock based compensation and the change in fair value of the existing derivative liabilities and stock-based compensation. The Company had previously expected its 2010 revenue to be in the range of $185 million and $215 million and it had expected its 2010 non-GAAP adjusted net income to be in the range of $30 million and $33 million.

Conference Call

China XD Plastics management will host a conference call at 8:00 a.m. ET on Friday, November 12, 2010, to discuss the third quarter 2010 results. The conference call may be accessed by calling +1-877-353-4923 (for callers in the U.S.) or +1-702-894-2405 (for international callers) and entering pass code 22540757.  Please dial in approximately 10 minutes before the scheduled time of the call.

A recording of the conference call will be available through November 18, 2010, by calling +1-800-642-1687 (for callers in the U.S.) or +1-706-645-9291 (for callers outside the U.S.) and entering pass code 22540757.

A live webcast (and for replay) of the conference call will be available on the investor relations page of the Company’s website at http://www.chinaxd.net.

About China XD Plastics Company Ltd.

China XD Plastics Company Ltd., through its wholly owned subsidiary, Harbin Xinda Macromolecule Material ("Xinda"), develops, manufactures, and distributes modified plastics, primarily for automotive applications. The Company's specialized plastics are used in the exterior and interior trim and in the functional components of more than 60 automobile brands manufactured in China including Audi, Red Flag, Volkswagen and Mazda. The Company’s wholly-owned research institute is dedicated to the research and development of modified plastics, and benefits from its cooperation with well-known scientists from prestigious universities in China. At present, 169 of Xinda’s products have been certified for use by one or more of the automobile manufacturers in China. For more information please visit http://www.chinaxd.net.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the Company’s ability to successfully expand its production capacity; the future trading of the common stock of the Company; the Company’s ability to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission and available on its website  at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts:
China XD Plastics Company Ltd. Mr. Taylor Zhang, CFO Phone: +1-212-747-1118 (New York) Mr. Tienan Han, IR Manager Phone: +86-451-84346600 (Harbin) Email: cxdc@chinaxd.net	Taylor Rafferty (US): Mahmoud Siddig, Director +1-212-889-4350 ChinaXD@Taylor-Rafferty.com

-Financial Tables Follow-

CHINA XD PLASTICS COMPANY LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended September 30,
	2010	2009

Sales	$65,345,883	$36,194,459

Cost of sales	(49,073,589)	(27,777,237)

Gross profit	16,272,294	8,417,222

Operating expenses
Research and development expenses	1,827,136	370,279
Selling expenses	103,288	118,018
General and administrative expenses	1,741,083	3,606,997
Total operating expenses	3,671,507	4,095,294

Operating income	12,600,787	4,321,928

Other income (expenses)
Interest income (expenses)	(310,514)	(340,464)
Other income	2,340	407
Other expense	(51)	(1,052)
Changes in fair value of warrants and embedded derivatives	88,064	-
Total other income (expense)	(220,161)	(341,109)

Income before income taxes	12,380,626	3,980,819

Provision for income taxes	(117,549)	(24,179)

Net income	$12,263,077	$3,956,640

Other comprehensive income
Foreign currency translation adjustment	1,271,020	(19,210)

Comprehensive income	$13,534,097	$3,937,430

Net income	$12,263,077	$3,956,640

Dividend to Series C preferred stockholders	$(60)	$-
Deemed dividends (Beneficial conversion feature of series C preferred stock)

Net income attributable to common shareholders	12,263,017	3,956,640

Basic and diluted earnings per common share
Basic	$0.28	$0.10
Diluted	$0.28	$0.10

Weighted average common share outstanding
Basic	44,253,788	39,140,751
Diluted	44,590,794	39,188,824

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income

GAAP results for the three months ended September 30, 2010 and 2009 include non-cash charges.  To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of those items in this release. The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

	Three Months Ended September 30,
	2010	2009
Adjusted Net Income - Non GAAP	12,358,307	6,713,977
Change in fair value of warrants and derivative liabilities	(88,064)	0
Non-Cash Stock-based compensation	183,354	2,757,337
Option Arrangement Between Shareholders	-	0
Dividends (series C preferred stock)	(60)	0
Net Income - GAAP	12,263,077	3,956,640

Weighted average number of shares outstanding
Basic	44,253,788	39,140,751
Diluted	44,590,794	39,188,824
Basic	0.28	0.17
Diluted	0.28	0.17

Reconciliation of Net Income to Adjusted EBITDA

	CHINA XD PLASTICS COMPANY LIMITED. Reconciliation of Net Income to EBITDA
	(Amounts expressed in United States dollars)
	Three Months Ended
	September 30,
	2010	2009

Net Income (loss)	$12,263,077	$3,956,640
Interest Expense	310,514	340,464
Provision for Income Taxes	117,549	24,179
Stock-based compensation	183,354	2,757,337
Option arrangement between shareholders	-	-
Change in fair value of warrants and derivative liabilities	(88,064)	-
Depreciation and amortization	827,826	558,857
EBITDA	$13,614,255	$7,637,477

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